Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2004 relating to the financial statements and financial statement schedules of Kronos Worldwide, Inc., which appears in Kronos Worldwide, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003.

PricewaterhouseCoopers LLP

Dallas, Texas
March 8, 2004